                                               Filed Pursuant to Rule 424(b)(2)
                                                       Registration No. 33-64303



                   Supplement No. 1 Dated December 7, 1995
                    to Prospectus Dated November 27, 1995
                 Related to 1,200,000 Shares of Common Stock



         On December 1, 1995, Lomak Petroleum, Inc. (the "Company") sold a total of 1,200,000 newly issued shares of Common Stock pursuant to this Prospectus to the Ohio Public Employees Retirement System for $10,200,000 ($8.50 per share). The settlement date of the sale is December 6, 1995. The
purchase price was determined by negotiations between the parties.   Proceeds
of the sale will be used to pay down a portion of the amount outstanding under its revolving credit facility.

         On December 5, 1995, the Company sold a total of 150,000 shares of its $2.03 Convertible Exchangeable Preferred Stock to Forum Capital Markets L.P. and Hanifen, Imhoff Inc. for $3,750,000 in a Rule 144A private placement under its Offering Memorandum dated October 31, 1995.